Exhibit 10.32
APPIAN CORPORATION EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made by and between APPIAN CORPORATION, a Delaware corporation, and its affiliates, successors, assigns and agents (“Appian” or “Company”), and Mark Dorsey (“you” and all similar references or “employee”) (collectively, the “parties”) in consideration of employee’s at-will employment relationship with Appian.

1.    Employment. By accepting employment with Appian, you agree: (a) to devote your professional time, best efforts, attention and energies to Appian’s business and to refrain from outside employment or professional practice other than on account of or for the benefit of Appian (unless Appian consents in writing to such outside work); (b) to perform any and all work assigned to you by Appian faithfully and at such times and places as Appian designates; (c) to abide by all policies of Appian, both current and future; and (d) that you are not currently bound by any agreement that could prohibit or restrict you from being employed by Appian or from performing any duties under this Agreement.

2.    Compensation and Benefits. Upon the commencement of your employment, Appian will pay you as provided in your offer letter (or as otherwise agreed in writing), payable in accordance with its normal payroll practices. From time to time, Appian may adjust your salary and other compensation at its discretion. During your employment, if you meet the minimum requirements of Appian’s plans, you will be eligible to participate in any employee compensation or benefit plans (including group health and 401(k)), incentive award programs, and to receive other fringe benefits that Appian may decide to make available to you. Appian may add, amend or discontinue any of its plans, programs, policies and procedures at any time for any or no reason with or without notice.

3.    Restrictive Covenants. You further understand that Appian invests significant resources in the training and development of its employees. Therefore, in light of this, you agree to the following restrictions which are reasonably designed to protect Appian’s legitimate business interests without unreasonably restricting your ability to seek or obtain work upon voluntary or involuntary termination of your employment with Appian:

3.1    Prohibition on Competition. During your employment with Appian and for a period of twelve (12) months from the date your employment with Appian terminates, you shall not, within the United States of America, directly or indirectly, provide, aid or assist any other person or entity in providing Similar Products or Services for or on behalf of any Named Company in the same or similar functional capacity as you did for Appian. This provision shall not be construed to prevent you from obtaining employment with any person or entity that provides Similar Products or Services, so long as your new endeavor does not violate the above-stated prohibition.

3.2    Covenant Not to Solicit or Perform Services for Customers or Prospective Customers. During your employment with Appian and for a period of eighteen (18) months from the date your employment with Appian terminates, you agree not to contact, directly or indirectly, any Customer or Prospective Customer with whom you have had any written, electronic, verbal, or other contact on behalf of Appian, to sell, market, render or provide Similar Products or Services.

3.3    Covenant Not to Perform Services for Appian’s Business Partners. During your employment with Appian and for a period of twelve (12) months from the date your employment with Appian terminates, you agree not to provide, directly or indirectly, Similar Products or Services for or on behalf of any of Appian’s Business Partners.

3.4    Restriction on the Solicitation of Appian’s Employees. During your employment with Appian, and for a period of twelve (12) months from the date your employment with Appian terminates, you agree not to, directly or indirectly, induce or solicit any Appian employee to terminate his or her employment or to seek or accept any employment with any other business entity.

Exhibit 10.32
3.5    Prohibition from Employing or Retaining Appian’s Employees. During your employment with Appian and for a period of twelve (12) months from the date your employment with Appian terminates, you agree not to retain, hire or employ, directly or indirectly, any Appian employee who was employed by Appian on your termination date, or during the twelve (12) months preceding your termination date.

3.6    Definitions. For the purpose of this Section of the Agreement, the following definitions shall apply:

3.6.1    “Similar Products or Services” shall include (i) any Low-Code software development Platform, Business Process Management software, Case Management software, Application Platform as a Service, or workflow software product, whether sold as an on-premise, hosted, or Software-as-a-Service offering; (ii) e-procurement systems; and (iii) any services pertaining to the implementation of such software technologies described in items 3.6.1(i)-3.6.1(ii) above.

3.6.2    “Customer” means any entity for which Appian has performed Services during your employment with the Company.

3.6.3    “Named Company” shall include any one of the companies listed in Exhibit A. At any time during the Specified Periods, in any year that this agreement is in effect, Appian may modify or replace companies listed in Exhibit A, at Appian’s sole discretion; however, Appian must, in good faith, believe that all companies listed in Exhibit A are competitors of Appian. At any time, you may request a copy of Exhibit A from Appian’s legal department.

3.6.4    “Specified Period” means one of the following quarterly two week periods: January 1 through January 15; April 1 through April 15; July 1 through July 15; and October 1 through October 15.

3.6.5    “Prospective Customer” means any entity that is not a Customer but with respect to whom, within twelve (12) months from your termination date, you conducted, prepared, submitted (or assisted or supervised such conduct) any proposal, client development work product or marketing efforts on behalf of Appian.

3.6.6    The term “Business Partner” means any entity that had a contractual agreement with Appian during your employment with the Company to engage in joint marketing and/or sales efforts, professional services (as a prime contractor or subcontractor), or as a re-seller of the Company’s software.

3.6.7    The term “induce” means the act or process of enticing or persuading another person to take a certain course of action.

3.6.8    The term “solicit” means the act or process of obtaining by entreaty, persuasion, or application, formal or otherwise, a certain course of conduct.

3.7    Reasonableness of Restrictions. You agree that the restrictions set forth in this Section are reasonable, proper and no greater than necessary to protect the legitimate business interest of Appian and do not constitute an unlawful or unreasonable restraint upon your ability to earn a livelihood. In the event that any term set forth above including, but not limited to, the duration of the restraint or the geographic scope, is held unenforceable by court of competent jurisdiction, the parties agree that the unenforceable term may be reduced or modified by the court of competent jurisdiction.

3.8    Waiver. Any of the provisions listed in Sections 3.1 – 3.5 above may be waived in advance only with the express written consent of the CEO or General Counsel of Appian Corporation.

4.    Employee Representations. You represent and warrant that you have the legal ability to perform your duties for Appian and that your employment does not violate the terms of any agreement, whether

Exhibit 10.32
written or otherwise, including but not limited to any non-compete agreement, that would limit or impair your ability to perform your duties. You further represent and warrant that you will not use any confidential or proprietary information from a prior employer, or any other third party.

5.    Nondisclosure of Confidential Information. You acknowledge that all information related to the business of Appian that is not in the public domain, nor available from sources other than Appian is considered Confidential Information. For the purpose of this Agreement, Confidential Information also includes Appian’s Trade Secrets and/or Proprietary Information and Confidential Information of third parties provided to Appian under terms of a confidentiality or nondisclosure agreement.

For the purpose of this Agreement, the definition of a “Trade Secret” shall be congruent with the Virginia Uniform Trade Secret Act, Virginia Code Section 59.1-336(4). “Proprietary Information” includes, but is not limited to, the following types of information (whether or not reduced to writing): Appian’s fees, rates, sales data, customer lists, discoveries, inventions, concepts, software in various states of development and related documentation, design sheets, design data, drawings, design specifications, techniques, consulting or development methodologies, models, source code, object code, documentation, diagrams, flow charts, research, development, processes, training materials, templates, procedures, “know-how,” tools, client identities, client accounts, web design needs, client advertising needs and history, client reports, client proposals, product information and reports, accounts, billing methods, pricing, data, sources of supply, business methods, production or merchandising systems or plans, marketing, sales and business strategies and plans, finances, operations, and information regarding employees. Notwithstanding the foregoing, information publicly known that is generally employed by the trade at or after the time you first learn of such information (other than as a result of your breach of this Agreement) shall not constitute Proprietary Information.

You agree to hold Confidential Information in the strictest of confidence and further agree not to release, divulge, misappropriate, publish or communicate Confidential Information to any person or entity outside of Appian, except as necessary in the good faith performance of your duties for Appian, without the express written consent of Appian’s CEO or his express designee. You understand that the obligations contained in this Section are effective upon your first day of employment, or earlier (if you receive Confidential Information sooner), and shall survive the expiration of this Agreement, regardless of the reason your employment with Appian is terminated. Furthermore, nothing contained in this Section of the Agreement is designed to waive its statutory rights to seek relief pursuant to the Virginia Trade Secrets Act, Virginia Code Section 59.1-336 et seq.

6.    Inventions. For the purposes of this Agreement, "Inventions" mean any concepts, ideas, processes, designs, specifications, improvements, discoveries or other developments, whether or not reduced to practice or patentable, that you conceive or create, in whole or in part, alone or jointly with others, during your employment by the Company, whether during normal work hours or otherwise, if such Inventions meet one of the following conditions (i) the Inventions directly relate to the Company's business (including without limitation the Company's present or contemplated products and research) or to tasks assigned to you by or on behalf of the Company or (ii) the Inventions are written or developed using any of the Company's equipment, facilities, materials, trade secrets, labor, money, time or other resources. "Inventions" also shall be deemed to include any concepts, ideas, processes, designs, specifications, improvements, discoveries or other developments, whether or not reduced to practice or patentable, that you conceive or create within ninety (90) days after your employment with the Company ends that directly relate to the Company's business as conducted prior to the date your employment ended or to any tasks assigned to you by or on behalf of the Company at any time during the last two (2) years of your employment by the Company. “Inventions” do not include any concepts, ideas, processes, designs, discoveries or other developments reduced to practice prior to joining Appian.

6.1    Assignment of Inventions. You agree that all Inventions are the sole and exclusive property of the Company and hereby assign to the Company all right, title and interest in all Inventions.

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7.    Termination and Resignation.

A.    Your employment is terminable at-will. That means that you or Appian may terminate your employment relationship at any time, for any reason or no reason at all. In the event that you terminate your employment, you will be entitled to earned and unpaid salary, less required and authorized withholdings and deductions, through your last day of employment. Regardless of the basis of your termination of employment, you agree to provide all reasonable assistance requested by Appian in transitioning your duties, responsibilities, clients and other Appian relationships to other Appian personnel, both during your employment and after your termination or resignation. Furthermore, you agree to cooperate with Appian from time to time as necessary concerning matters that may have arisen during the course of your employment with Appian. Such cooperation is an express condition of this Agreement.

B.    Notwithstanding anything to the contrary in Subsection (A), in the event that Appian undergoes a Change in Control as defined herein, and immediately prior to or within six months after the change of control you are terminated without Cause or you terminate your employment for Good Reason as defined herein, within thirty days prior or one year following such Change in Control, you will receive the following severance from Appian:

i.    Base Salary Severance. You will receive continuing payments of severance at a rate equal to your then current base salary rate (disregarding for this purpose, any reduction of your base salary that results in a termination of your employment for Good Reason), less applicable tax withholdings, as in effect immediately prior to your termination of employment or, if greater, as in effect immediately prior to the Change in Control, for six (6) months (“Severance Period”) from the date of such termination of employment, to be paid periodically in accordance with Appian’s normal payroll policies (and subject to Subsection 7(D) below).

ii.    Equity. With respect to any stock options, restricted stock units, or other form of equity allowed by Appian’s equity plans held by you that are unvested at the time of termination (“Unvested Equity”), such Unvested Equity shall immediately vest, subject to Section 7(D) below, in full.

iii.    Continued Employee Benefits. If you timely elect continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for you and and your eligible dependents (as applicable), within the time period prescribed pursuant to COBRA, Appian will reimburse you for, or pay directly on your behalf, the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to your termination of employment) until the earlier of (a) the end of the Severance Period, or (b) the date upon which you and/or your eligible dependents becomes covered under similar plans. Notwithstanding the foregoing, if Appian determines, in its sole discretion, that it cannot provide the foregoing benefit without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Appian shall in lieu thereof provide you with a taxable monthly amount (which amount shall be based on the premium for the first month of COBRA coverage hereunder), which such payments shall be made regardless of whether you elect COBRA continuation coverage. If Appian elects to make such payments in lieu of paying such COBRA premiums, the payments will end on the earlier of either (1) the end of the Severance Period or (2) the date upon which you and/or your eligible dependents becomes covered under similar plans.

C.    Definitions.

i.    Change in Control. For purposes of this Agreement “Change in Control” shall mean the occurrence of any of the following:

a.    A change in the ownership of Appian that occurs on the date that any one person or entity, or more than one person or entity acting as a group (“Person”), acquires ownership of the stock of

Exhibit 10.32
Appian or that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of Appian, provided that such Person is not Matthew Calkins; or

b.    A change in the effective control of Appian that occurs on the date that a majority of members of the Board (each, a “Director”) of Appian is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, except where such replacement of the Directors is as a result of Matthew Calkins voting a majority of Appian's shares in favor of such replacement. For purposes of this subsection (b), if any Person is considered to be in effective control of Appian, the acquisition of additional control of Appian by the same Person will not be considered a Change in Control; or

c.    A change in the ownership of a substantial portion of Appian's assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from Appian that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of Appian's assets: (A) a transfer to an entity that is controlled by Appian’s stockholders immediately after the transfer, or (B) a transfer of assets by Appian to: (1) a stockholder of Appian (immediately before the asset transfer) in exchange for or with respect to Appian's stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Appian, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Appian, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection 7(C)(i)(c)(B)(3). For purposes of this subsection (c), gross fair market value means the value of the assets of Appian, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company or Parent.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Internal Revenue Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of Appian’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held Appian’s securities immediately before such transaction.

ii.    Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following:

a.    A decrease in the amount of your salary plus bonus potential; or
b.    A material decrease in your title; or
c.    A requirement that you move your primary residence to retain employment; provided, however, that for you to be able to terminate your employment with Appian on account of Good Reason, you must provide notice of the occurrence of the event constituting Good Reason and your desire to terminate your employment with Appian on account of such within ninety (90) days following the initial existence of the condition constituting Good Reason, and Appian must have a period of thirty

Exhibit 10.32
(30) days following receipt of such notice to cure the condition. If Appian does not cure the event constituting Good Reason within such thirty (30) day period, your termination shall be effective the day immediately following the end of such thirty (30) day period, unless Appian provides for an earlier termination.

D.    Severance Contingencies. The severance provided in Subsection 7(B) shall have the following contingencies:

i.    Release of Claims Agreement. The receipt of any severance payments or benefits pursuant to this Agreement is subject to you signing and not revoking a separation agreement and release of claims in a form acceptable to Appian (the “Release”) and the Release becoming effective and irrevocable all within sixty (60) days following the date of your termination of employment (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any right to severance payments or benefits under this Agreement. No severance payments and benefits under this Agreement will be paid or provided until the Release becomes effective and irrevocable, and any such severance payments and benefits otherwise payable between the date of your termination of employment and the date the Release becomes effective and irrevocable will be paid on the date the Release becomes effective and irrevocable, provided, however, that if the relevant 60-day period begins in one calendar year and ends in a second calendar year, such payments shall be paid or begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of your termination of employment. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

ii.    Non-Compete, Non-Solicitation, Confidential Information and Invention Assignment Agreements and Return of Company Materials. Your receipt of any payments or benefits under this Agreement will be subject to (a) you continuing to comply with Sections 3, 5 and 6 of this Agreement; and (b) your compliance with Section 8 of this Agreement. Any breach of those terms shall result in your immediate forfeiture of all severance benefits.

8.    Return of Company Materials. Upon the termination of your employment with Appian, regardless of the basis of the termination, you shall promptly deliver to Appian any of the following items or materials: any laptop or personal computer issued to you, or paid for, by Appian; any material, in any form whatsoever, that constitutes Appian’s Confidential Information, Trade Secret and/or Proprietary Information; the Employee Handbook; the Consulting Best Practices Book (“CBP”); and any other material that is the property of Appian Corporation or Appian Corporation’s customers, including, but not limited to, books, key cards, passes, and other material. You agree that, to the extent permissible by law, Appian may withhold payment of any compensation or reimbursements until you return all such Appian materials.

9.    Investments. This Agreement shall not be interpreted to prohibit you from making passive personal investments or conducting private business affairs subject to Paragraph 1 of this Agreement. However, you shall not directly or indirectly acquire, hold, or retain any interest in any business competing with Appian's business; provided, however, that the foregoing shall not prohibit you from owning securities of not in excess of 2% of any class of securities of a company if such class of securities is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

10.    Authority Limited. It is expressly agreed that you shall have no right or authority at any time to make any contract or binding promise of any nature on behalf of Appian, without Appian’s express written consent except within established duties of your employment.

Exhibit 10.32
11.    Assignment and Survival. The rights and obligations of Appian under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of Appian. Your rights and obligations are personal and may not be assigned or delegated without the Company’s proper written consent. However, if you become deceased prior to the expiration of this Agreement, any sums that may be due to you as of the date of your death shall be paid to your executor, administrator, heirs, personal representative, successors or assigns. Furthermore, it is expressly understood that the obligations under Sections 3, 4, or 5 of this Agreement shall survive any termination of this Agreement.

12.    Remedies. You acknowledge that the damages Appian will suffer as a result of your breach of any provision of Sections 3, 4, or 5 of this Agreement may be impossible to reasonably calculate and that violation of this Agreement will irreparably harm Appian. Accordingly, you agree that Appian will be entitled, in addition to all other rights and remedies that may be available, to obtain injunctive relief enjoining and restraining you from committing a breach of this Agreement. You also agree that in the event Appian is successful in whole or in part in any legal action against you under this Agreement, Appian will be entitled to recover all costs, including reasonable attorney fees from you.

13.    Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the invalidity shall not nullify the validity of the remaining provisions of this Agreement. If any provision of this Agreement is determined by a court to be overly broad in duration, geographical coverage or scope, or unenforceable for any other reason, such provision will be narrowed so that it will be enforced as much as permitted by law.

14.    Choice of Law. The laws of the Commonwealth of Virginia shall govern this Agreement. You and Appian consent to the jurisdiction and venue of any state or federal court in the Commonwealth of Virginia.

15.    Waiver. Any party’s waiver of any other party’s breach of any provision of this Agreement shall not waive any other right or any future breaches of the same or any other provision. Appian’s CEO may, in his or her sole discretion, waive in writing any provision of this Agreement.

16.    Notices. Any notices, requests, demands or other communications provided for in this Agreement shall be in writing and shall be given either manually or by certified mail. Notice to Appian shall be addressed to Human Resources. Notice to you shall be addressed to the last address you have filed with Human Resources. You may change your address by providing written notice in accordance with this Section. If you fail to keep Appian informed of your most recent address, you agree to waive any claim against Appian related to any damage you may suffer as a result of Appian failing to provide you with a notice under this or any other Agreement you may have with Appian.

17.    Section 409A. The payments and benefits under this Agreement are intended to qualify for an exemption from application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A of the Code, and any ambiguities herein shall be interpreted accordingly. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the termination of your employment, then such payments or benefits will be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A1(h). Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service, Appian determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one

Exhibit 10.32
day after your separation from service, (B) your death, or (C) such earlier date as permitted under Section 409A without imposition of adverse taxation. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. Appian makes no representation or warranty and will have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

18.    Entire Agreement. This Agreement is the entire agreement between you and Appian regarding these matters and supersedes any verbal and written agreements on such matters. This Agreement may be modified only by written agreement signed by you and Appian’s CEO. All Section headings are for convenience only and do not modify or restrict any of this Agreement’s terms.

19.    Counterparts. For convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

The parties state that they have read, understood and agree to be bound by this Agreement and that they have had the opportunity to seek the advice of legal counsel before signing it and have either sought such counsel or have voluntarily decided not to do so:

APPIAN CORPORATION	EMPLOYEE

By: /s/ Susan Charnaux	By: /s/ Mark Dorsey

Name: Susan Charnaux	Date: